EXHIBIT 10.1

FORM OF
SETTLEMENT AGREEMENT

I.  PARTIES

This Settlement Agreement (“Agreement”) is entered into between the United States of America, acting through the United States Department of Justice and on behalf of the Food and Drug Administration (“FDA”) of the Department of Health and Human Services (“HHS”) (collectively the “United States”); and Boston Scientific Corporation (“Boston Scientific”) (hereafter referred to as “the Parties”), through their authorized representatives.

II.  RECITALS

WHEREAS, Boston Scientific is a publicly traded Delaware corporation with a principal place of business in Natick, Massachusetts. At all times relevant to this Agreement, Boston Scientific manufactured and marketed medical devices throughout the United States and internationally, and had an indirect, wholly-owned subsidiary, Scimed Life Systems, Inc. (“Scimed”). Scimed was located in Maple Grove, Minnesota, and was in the business of manufacturing and distributing various medical devices, including heart catheters and premounted coronary stent delivery systems;

WHEREAS, at all times relevant to this Agreement, Boston Scientific and its Scimed subsidiary were engaged in manufacturing, packing, storing and introducing into interstate commerce a medical device called the NIRTM ONTM RangerTM with SOX (“NORS”) premounted coronary stent delivery system. Boston Scientific through its Scimed subsidiary regularly manufactured the NORS from certain components received in interstate commerce and introduced, following FDA approval, the NORS into interstate commerce for shipment throughout the United States;

WHEREAS, the United States alleges that from August 12, 1998, through and including October 5, 1998, Boston Scientific and its Scimed subsidiary shipped 34,589 NORS premounted coronary stent delivery system devices to hospital catheterization laboratories in violation of the Federal Food, Drug, and Cosmetic Act (“the FDCA”), 21 U.S.C. § 331(a). These allegations are explained in detail in a Complaint filed by the United States in the United States District Court, District of Massachusetts, on June 24, 2005, and are referred to herein as “Covered Conduct;”

WHEREAS, the United States contends that through its distribution of adulterated and misbranded medical devices, Boston Scientific obtained gains including proceeds and profits to which it was not lawfully entitled, and that the United States is entitled to equitable disgorgement;

WHEREAS, the United States further contends that it may have certain civil and administrative claims or causes of action against Boston Scientific concerning the Covered Conduct;

WHEREAS, Boston Scientific does not admit to the allegations in the Complaint and specifically denies each and every allegation of wrongdoing;

WHEREAS, the United States is not making any concessions that its claims are not well founded;

WHEREAS, the Parties mutually wish to avoid the delay, expense, inconvenience, and uncertainty of protracted litigation, and to reach settlement under the FDCA as to the Covered Conduct;

Settlement Agreement
U.S.and Boston Scientific
June 24, 2005

WHEREAS, this Agreement is made in compromise of disputed claims. Neither the Agreement, its execution, or the performance of any obligations under it, including any payments, nor the fact of the settlement, is intended to be, or shall be understood as, an acknowledgment of responsibility, admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by Boston Scientific, Scimed or any of their agents or employees.

III.  TERMS AND CONDITIONS

NOW, THEREFORE, in reliance upon the representations contained herein and in consideration of the mutually negotiated promises, covenants, and obligations in this Agreement, and for good and valuable consideration, receipt of which is by each acknowledged, the Parties agree as follows:

1. Within five (5) business days from the effective date of this Agreement, Boston Scientific shall pay the United States the sum of Seventy-Four-Million dollars ($74,000,000.00) (the “Settlement Amount”). Boston Scientific agrees to pay the Settlement Amount by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney's Office for the District of Massachusetts.

2. Upon verified receipt by the United States of the full Settlement Amount, the United States shall file its Complaint and the United States and Boston Scientific shall file a joint stipulation providing for the dismissal with prejudice of the Complaint. The stipulation shall provide that the Parties shall each bear its own costs and attorneys' fees incurred in connection with the action and that all rights of appeal are waived.

Settlement Agreement
U.S.and Boston Scientific
June 24, 2005

3. Subject to the exceptions below and conditioned upon the payment in full of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) releases Boston Scientific and its parents, affiliates, divisions, subsidiaries, predecessors, successors, assigns, transferees, and their respective current and former directors, officers, shareholders, agents, attorneys, and employees from any civil common law or equitable claim, sanction or remedy that the United States has or may have based on the Covered Conduct, actionable under the FDCA.

4. Boston Scientific and its parents, affiliates, divisions, subsidiaries, predecessors, successors, assigns, transferees, and their respective current and former directors, officers, shareholders, agents, attorneys, and employees release any civil common law or equitable claims, of whatever kind, against the United States, its officers, agents, attorneys, and employees, arising out of or relating to the Covered Conduct or the government's investigation of the Covered Conduct, actionable under the FDCA.

5. The Parties agree that the statute of limitations tolling agreement, originally signed on September 17, 2004 and extended through June 24, 2005 (“SOL Tolling Agreements”), shall remain in effect until the filing of the joint stipulation of dismissal by the Parties. Upon the filing of the joint stipulation of dismissal by the Parties, the Parties agree that the SOL Tolling Agreements are abrogated and are null and void and are of no effect.

Settlement Agreement
U.S.and Boston Scientific
June 24. 2005

6. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person are any and all:

(a) claims that the United States may have for personal injury or property damage or for other consequential damages arising from products or services delivered or caused to be delivered to the United States;

(b) any claims the United States may have under the False Claims Act, 31 U.S.C. §§ 3729, et seq.;

(c) claims based on such obligations as are created by this Agreement;

(d) claims that the United States may have under the Internal Revenue Code; Title 26 of the United States Code;

(e) liability to the United States (or any agencies thereof) for any conduct other than that released herein;

(f) any liability to the United States for failure to deliver goods or services due; and

(g) any criminal liability.

7. All costs (as defined by the Federal Acquisition Regulations (“FAR”), 48 C.F.R. § 1-31.205-47) incurred by or on behalf of Boston Scientific and its parents, affiliates, divisions, subsidiaries, predecessors, successors, assigns, transferees, and their respective current and former directors, officers, shareholders, agents, attorneys, and employees in connection with (1) the matters covered by this Agreement; (2) the United States' audit(s) and investigation(s) of the matters covered by this Agreement; (3) Boston Scientific’s investigation, defense, and corrective actions with respect to the matters covered by this Agreement (including costs and attorneys' fees); (4) the negotiation of this Agreement; and (5) the payment Boston Scientific makes to the United States pursuant to this Agreement, shall be "unallowable costs" for government contract accounting purposes. These unallowable costs will be separately determined and accounted for

Settlement Agreement
U.S.and Boston Scientific
June 24. 2005

by Boston Scientific and Boston Scientific will not charge such unallowable costs directly or indirectly to any contracts with the United States or seek payment of such unallowable costs.

8. This writing constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement. There are no other agreements, understandings, representations, warranties, inducements, or considerations regarding the subject matter of this Agreement, except as expressly stated herein.

9. This Agreement may not be modified, amended or terminated except by a written agreement signed by the Parties specifically referring to this Agreement.

10. The Parties’ rights not expressly released in this Agreement are reserved.

11. This Agreement is intended to be for the benefit of the United States and Boston Scientific, and by this instrument the Parties do not waive, compromise, or release any claims or causes of action against any other person or entity not expressly released by this Agreement.

12. Nothing in this Agreement constitutes an agreement by the United States concerning the characterization of the amounts paid hereunder for purposes of any proceeding under Title 26 of the U.S. Code (Internal Revenue Code).

13. Except for the release provided to the United States in Paragraph 4 of this Agreement, nothing in this Agreement shall preclude or otherwise affect the right of Boston Scientific to pursue and obtain contribution or indemnification from any other person or entity arising out of or related to the Covered Conduct.

Settlement Agreement
U.S.and Boston Scientific
June 24, 2005

14. The Parties consent to the United States’ and Boston Scientific’s disclosure of this Agreement, and information about this Agreement, to the public.

15. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction for any disputes arising between and among the Parties under this Agreement will be the United States District Court for the District of Massachusetts.

16. The Parties represent that this Agreement is freely and voluntarily entered into without any degree whatsoever of duress or compulsion. No provision of this Agreement shall be construed against any party by reason of such party having drafted such provision of this Agreement.

17. Each person who signs this Agreement warrants that he or she is duly authorized to do so, as does the party on behalf of whom such person signs.

Settlement Agreement
U.S.and Boston Scientific
June 24, 2005

18. This Agreement is effective on the date of the last signature to it. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

19. The Parties have executed four (4) identical copies of this Agreement, each of which shall be deemed an original of this Agreement.

For BOSTON SCIENTIFIC	For the UNITED STATES

MICHAEL J. SULLIVAN
United States Attorney
District of Massachusetts

PETER D. KEISLER
Assistant Attorney General
Civil Division
United States Department of Justice

PAUL SANDMAN, Esquire	MICHAEL K. LOUCKS
General Counsel and	First Assistant United States Attorney
Authorized Representative of	District of Massachusetts
Boston Scientific Corporation	JAMES E. ARNOLD
Assistant United States Attorney
Deputy Chief, Health Care Fraud
District of Massachusetts
JAMES J. MCGOVERN
ROBERT D. KEEFE, Esquire	Assistant United States Attorney ANTON P. GIEDT Assistant United States Attorney
Wilmer Cutler Pickering Hale and Dorr
60 State Street
Boston, Massachusetts 02109	EUGENE M. THIROLF
Director
Office of Consumer Litigation
United States Department of Justice

Date: June 24, 2005

Settlement Agreement
U.S.and Boston Scientific
June 24, 2005